Exhibit 99.2
4th Quarter Fiscal 2009 Results Presentation August 26, 2009

Participants Participants

Forward-Looking Statements and Non- GAAP Information This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "estimate," "intend," "forecast," "may," "should", "could", "project," "outlook" and similar expressions identify forward-looking statements. These forward- looking statements are based on management's current expectations, estimates and projections and speak only as of the date of this presentation. Forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this presentation. The factors that could affect future results and could cause these results to differ materially from those expressed in the forward-looking statements include, but are not limited to, those described under Item 1A, "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended July 26, 2008, and other risks outlined in the Company's periodic filings with the Securities and Exchange Commission ("SEC"). Except as required by law, the Company may not update forward-looking statements even though its situation may change in the future. This presentation includes certain "non-GAAP" financial measures as defined by SEC rules. As required by the SEC we have provided a reconciliation of those measures to the most directly comparable GAAP measures on the Regulation G slides included at slides 10 and 11 of this presentation.

Q4-2009 Overview Results of $0.17 per shareRevenue of $269.7 million in Q4-09 increased sequentially by 4.6% but declined year over year by 16.3% Margins improved sequentially and year over yearStrong operating cash flows during the quarter

Revenue by Customer Top 5 customers represented 63.7% of revenue in Q4-09 and 63.9% of revenue in Q4-08Overall revenue decline was 16.3%, with top 5 customers down approximately 16.5% and all other customers down approximately 15.9% Q4 2009 Telecommunications 0.762 Utility Line Locating 0.181 Electric Utilities and Other Customers 0.057 Telecommunications Underground Facility Locating Electric Utilities and Other Construction and Maintenance * For comparison purposes, CenturyLink includes combined revenues from CenturyTel, Inc. and Embarq Corporation for each period presented.

Q4-2009 Backlog and Employees Current Contract Awards and Extensions Current Contract Awards and Extensions

Q4-2009 Summary Note: See "Regulation G Disclosure" slides for a reconciliation of non-GAAP financial measures. Year over year revenue decline of 16.3% reflects customer reductions in near-term capital spending plans. (16.3)% (26.3)%

Selected Financial Information Year-over-year revenue decline. Cost of earned revenues declined as a percentage of revenue due to lower labor costs, fuel prices and safety and claims costs. This decline was partially offset by increases in operating costs as a percentage of revenue for direct materials and other operating costs.G&A declined primarily from reduced labor and professional fees offset in part by higher stock- based compensation.Depreciation & amortization declined primarily from assets becoming full depreciated and asset sales. Interest expense-Non-GAAP increased due to higher borrowing costs.Provision for income taxes-Non-GAAP decreased from Q4-08 due to a lower level of taxable earnings. See "Regulation G Disclosure" slides for a reconciliation of Q4-08 Non-GAAP financial measures. Amounts may not foot due to rounding.

Cash Flow and Liquidity Cash flow from operations was strong at $30.5 million for Q4-09Combined days sales outstanding on trade receivables and net unbilled revenues were 62 days in Q4-09 and 61 days in Q3-09 (a)Capital expenditures, net of disposals declined sequentially to $4.0 million Total debt, less cash balances, decreased to $31.6 million at the end of Q4-09 compared to $58.1 million as of Q3-09 and $131.3 million as of Q4-08In compliance with debt covenants as of July 25, 2009 (a) Days sales outstanding is calculated as the summation of current accounts receivable, plus costs and estimated earnings in excess of billings, less billings in excess of costs and estimated earnings, divided by average revenue per day during the respective quarter.

Summary

- Challenging economic environment
- Solid customer relationships
- At the forefront of evolving industry opportunities including those resulting from industry mergers and acquisitions
- Growing market share as customers consolidate vendors
- Encouraged by deployment of new technologies by cable operators
- Strong cash flows support working capital needs and capital investment
- Looking ahead:
  - Revenues flat to slightly down sequentially within the context of a slow to no growth economic environment
  - Stable margins

Dycom Industries, Inc. 9

Appendix: Regulation G Disclosure

Appendix: Regulation G Disclosure

4th Quarter Fiscal 2009 Results Presentation August 26, 2009